SUB-ITEM 77P:
Cornerstone Strategic Value Fund, Inc. ("CLM") filed a request for an exemptive order with the Securities and Exchange Commission under Section 19b. On August
11, 2004 CLM received the Order under Section 19b pursuant to its request for exemptive relief.